APPENDIX A
Separate Portfolios

CUSTODIAN AGREEMENT
(FOREIGN AND DOMESTIC SECURITIES)
Forum Funds and Union Bank, N.A.
Effective Date September 1, 2017

Funds

Auxier Focus Fund
Adalta International Fund
Beck, Mack & Oliver Partners Fund
DF Dent Midcap Growth Fund
DF Dent Premier Growth Fund
DF Dent Small Cap Growth Fund
Dinosaur Lisanti Small Cap Growth Fund
LMCG Global Market Neutral Fund
LMCG Global MultiCap Fund
LMCG International Small Cap Fund
MAI Managed Volatility Fund
Monongahela All Cap Value Fund
Payson Total Return Fund
Polaris Global Value Fund
Steinberg Select Fund
The BeeHive Fund

By: Forum Funds	By: MUFG Union Bank, N.A.
“Principal”	“Custodian”

/s/ Jessica Chase	/s/ Margaret Bond
Authorized Signature	Authorized Signature

Jessica Chase, President	Margaret Bond

September 28, 2017	September 28, 2017
Date	Date